SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   July 15, 1998


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events


SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION
REFORM ACT OF 1995

The information included in the "Economic and Industry Outlook" and Company Outlook" sections of the Company's First Quarter Financial Release dated July 15, 1998 is forward looking and involves uncertainties that could significantly impact expected results. These uncertainties include factors that affect all international businesses, as well as matters specific to the Company and markets it serves.

Unforeseen events in Asia could impact sales. Our current assessment calls for continued deep recession in Japan, Korea, Thailand and Indonesia and recession or weak growth in many other Southeast Asian developing countries. This assessment presumes the region's currencies and stock markets stabilize over the next several months and that the impact of these events in Asia is limited outside the region to slightly slower economic growth in the U.S. and Latin America (particularly Brazil) and to lower world commodity prices. If the region's currencies and/or stock markets fail to stabilize, if China or Hong Kong were to devalue, or if Japan were to experience a financial collapse, then the impact on world growth and industry demand would be more severe which could result in lower company sales. Company sales also could be negatively impacted by a greater than anticipated flow of new and used equipment from weak Asian markets to the rest of the world which could exert pressure on both price realization and share of industry sales.

For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. For example, if the Federal Reserve fails to cut interest rates quickly enough in response to a significant decline in world stock prices, the U.S. economy could slow and negatively impact demand for the Company's products. In general, high interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

Political factors in the U.S. and abroad also have a major impact on global companies. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to grow its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. In addition, political instability in regions such as the CIS and China make potential economic growth difficult to predict for those countries.

Currency fluctuations are also a significant unknown for global companies. If the U.S. dollar continues to strengthen against foreign currencies, the Company's ability to realize price increases on sales could be negatively impacted. Most of the Company's key competitors have their principal manufacturing operations based in Japan or European countries. The majority of Caterpillar's manufacturing assets are in the United States. Consequently, with an overvalued dollar, the Company's costs compared with these competitors are relatively higher. As a major net exporter from the United States, an overvalued dollar, over time, could have an unfavorable impact on Caterpillar's global competitive position.

In addition to these factors, there are uncertainties related to the Company's industry and specific operations. A major factor contributing to the Company's success is its dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales) and may have a significant positive or negative impact on our results.

The rate of infrastructure spending, housing starts, commercial construction and mining also play a significant role in the Company's results. Our products are an integral component of these activities and as they increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's percentage of industry sales. A reduction in that percentage could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                       By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  July 15, 1998